UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: October 3, 2023

Archer Aviation Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39668	85-2730902
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 W. Tasman Drive
San Jose, CA	95134
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 650-272-3233
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ACHR	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	ACHR WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

Design-Build Agreement

On October 3, 2023, Archer Aviation Operating Corp., a Delaware corporation and wholly owned subsidiary of Archer Aviation Inc. (the “Company”), entered into a design-build agreement (the “Agreement”) with Evans General Contractors, LLC (the “Contractor”) relating to the design, coordination and build of the Company’s high-volume manufacturing facility in Covington, Georgia (the “Project”). The Company has agreed to pay the guaranteed maximum price of approximately $54.4 million to the Contractor for the Project, subject to certain adjustments for change orders and change directives issued by the Company and for costs resulting from uncontrollable circumstances. The Agreement contains other terms and conditions that are customary for this type of project.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2023.

Credit Agreement

On October 5, 2023, the Company entered into a credit agreement (the “Credit Agreement”), by and among the Company, as borrower, the Company’s wholly-owned domestic subsidiaries as guarantors, and Synovus Bank (“Synovus”), as administrative agent and lender, and the additional lenders from time to time party thereto (the “Lenders”). Pursuant to the Credit Agreement, the Company may request the Lenders to provide multiple delayed term loan advances (“Loans”) in an aggregate principal amount of up to $65.0 million for the construction and development of the Project, subject to certain limitations and requirements.

The Loans under the Credit Agreement shall accrue interest from and including the date the applicable advance is made but excluding the repayment date at a rate of the secured overnight financing rate (“SOFR”), plus 2.00% subject to a SOFR floor of 0.00%. The Company is required to make interest-only payments for 36 months on the Loans starting on November 14, 2023, followed by monthly interest and principal payments for the remaining maturity, with any outstanding principal, interest and other then outstanding indebtedness due at maturity.

The obligations of the Company under the Credit Agreement are jointly and severally guaranteed by the Company’s current and future wholly-owned domestic subsidiaries, and are secured by cash, general intangibles, instruments, securities, financial assets, security entitlements and other property maintained in a money market account at Synovus (the “Synovus Account”).

The Credit Agreement contains customary representations, warranties and ongoing affirmative and negative covenants and agreements. Pursuant to the Credit Agreement, the Company has agreed to maintain a cash balance of no less than $100.0 million in the Synovus Account subject to the terms of the Credit Agreement.

The Credit Agreement contains customary events of default relating to, among other things, the failure to pay principal or interest when due and payable, the breach of representations or warranties made by the Company or its subsidiary guarantors, non-performance of covenants, default on other material indebtedness, bankruptcy or insolvency events, and the occurrence of certain change of control events. The Credit Agreement matures on the earlier of October 5, 2033 or the date on which all outstanding Loans have been declared or automatically become due and payable pursuant to the terms of the Credit Agreement.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHER AVIATION INC.
Date: October 10, 2023
	By:	/s/ Mark Mesler
	Name:	Mark Mesler
	Title:	Chief Financial Officer